PROSPECTUS Dated June 11, 2002                     Pricing Supplement No. 29 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-83616
Dated June 11, 2002                                     Dated February 21, 2003
                                                                 Rule 424(b)(3)

                                  $88,500,000
                                Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                                  Senior Notes
                        --------------------------------
                           MPS(SM) due February 1, 2010
                      Linked to the Russell 2000(R) Index
        Market Participation Securities with Minimum Return ProtectionSM
                                   ("MPS(SM)")

Unlike ordinary debt securities, the MPS do not pay interest. Instead, at maturity you will receive for each $10 principal amount of MPS, the index-linked payment amount, which is equal to $10 multiplied by the product of each of the quarterly performance amounts of the Russell 2000(R) Index over the term of the MPS, as described in this pricing supplement. In no event, however, will the payment at maturity be less than $11.47, which we refer to as the minimum payment amount. The minimum payment amount (114.70% of the issue price) represents a yield to maturity of 2% per annum on each $10 principal amount of MPS.

o    The principal amount and issue price of each MPS is $10.

o    We will not pay interest on the MPS.

o    The minimum payment amount for each MPS at maturity is $11.47.

o At maturity, you will receive for each MPS an index-linked payment amount equal to $10 multiplied by the product of the quarterly performance amounts of the Russell 2000 Index for each of the 28 quarterly valuation periods during the term of the MPS. However, if the index-linked payment amount is less than the minimum payment amount of $11.47, you will receive the minimum payment amount for each MPS.

     o The quarterly performance amount in each quarterly valuation period is equal to (i) the closing value of the Russell 2000 Index at the end of that quarterly valuation period divided by (ii) the closing value of the Russell 2000 Index at the beginning of that quarterly valuation period, subject to a maximum quarterly performance amount of 1.10.

     o The maximum quarterly performance amount is equivalent to a return of the Russell 2000 Index of 10% in that quarter.

o Investing in the MPS is not equivalent to investing in the Russell 2000 Index or its component stocks.

o The MPS have been approved for listing on the American Stock Exchange LLC, subject to official notice of issuance. The AMEX listing symbol for the MPS is "MSU."

You should read the more detailed description of the MPS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of MPS."

The MPS involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-10.

                        --------------------------------
                               PRICE $10 PER MPS
                        --------------------------------

                              Price to          Agent's        Proceeds to
                               Public         Commissions        Company
                             -----------      -----------      -----------
Per MPS................        $10.00             $.35            $9.65
Total..................      $88,500,000       $3,097,500      $85,402,500

If you purchase at least 100,000 MPS in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the price will be $9.80 per MPS (98% of the issue price). In that case, the Agent's commissions will be $.15 per MPS.

                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the MPS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The MPS are medium-term debt securities of Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.). The return on the MPS is linked to the performance of the Russell 2000 Index. These MPS combine features of debt and equity by offering at maturity repayment of the issue price, a minimum return and the opportunity to participate in the appreciation of the underlying Russell 2000 Index as measured by the index-linked payment amount. The MPS have been designed for investors who are willing to forego market floating interest payments on the MPS in exchange for the amount by which the index-linked payment amount or the minimum payment amount exceeds the principal amount of the MPS.

     "Market Participation Securities with Minimum Return Protection" and "MPS" are our service marks. "Russell 2000(R) Index" is a trademark of Frank Russell Company and has been licensed by us for use in connection with the MPS.

Each MPS costs $10           We, Morgan Stanley, are offering Market
                             Participation Securities with Minimum Return
                             Protection(SM) due February 1, 2010 Linked to the
                             Russell 2000 Index, which we refer to as the MPS(SM). The principal amount and issue price of each MPS is $10.

Payment at maturity          Unlike ordinary debt securities, the MPS do not
linked to the Russell 2000   pay interest. Instead, at maturity, you will
Index with minimum           receive for each $10 principal amount of MPS, $10
return protection            multiplied by the product of each of the quarterly
                             performance amounts of the Russell 2000 Index over the term of the MPS, as described below. In any quarterly valuation period, the maximum quarterly performance amount is 1.10 (corresponding to a 10% quarterly increase in the value of the Russell
                             2000 Index). In no event, however, will the payment at maturity be less than $11.47, the minimum payment amount.

                                          114.70% Minimum Repayment

                             The minimum payment amount of $11.47 (114.70% of the issue price) represents a yield to maturity of 2% per annum on each $10 principal amount of MPS.

                                      Payment at Maturity Linked to the
                                             Russell 2000 Index

                             If the product of $10 multiplied by the product of each of the quarterly performance amounts of the Russell 2000 Index over the term of the MPS, which we refer to as the index-linked payment amount, is greater than $11.47, you will receive the index-linked payment amount for each $10 principal amount of MPS.

How the payment at           The payment at maturity of the MPS, which we refer
maturity is determined       to as the maturity redemption amount, will be
                             determined by the calculation agent for the MPS as follows:

                             o First, determine the quarterly performance amount for each quarterly valuation period, which may be no greater than the maximum quarterly performance amount of 1.10.

                             o Second, determine the index-linked payment amount by multiplying $10 by the product of each of the quarterly performance amounts.

                             o Last, if the index-linked payment amount is less than $11.47 (the minimum payment amount), you will receive the minimum payment amount for each MPS. If the index-linked payment amount is greater than the minimum payment amount, you will receive the index-linked payment amount for each MPS.

                             To determine the quarterly performance amount in any quarterly valuation period, the calculation agent will divide the level of the Russell 2000 Index on the last day of the quarterly valuation period by the level of the Russell 2000 Index on the first day of the quarterly valuation period. However, in no event will the quarterly performance amount exceed 1.10 (or, measured in percentage terms, a 10% increase in the Russell 2000 Index) in any quarterly valuation period, and as a consequence, you will not participate in any quarterly increase in the level of the Russell 2000 Index to the extent that increase exceeds 10%.

                             Each quarterly valuation period will begin on a period valuation date and end on the immediately subsequent period valuation date, except that the first quarterly valuation period will begin on February 21, 2003, the day we offered the MPS for initial sale to the public. The Russell 2000 Index value for the first period valuation date is 364.36, the closing value of the Russell 2000 Index on February 21, 2003.

                             The period valuation dates are the 30th of each January, April, July and October, beginning April 2003 through October 2009, and the final period valuation date is January 28, 2010, in each case subject to adjustment as described in the section of this pricing supplement called "Description of MPS--Period Valuation Dates."

The index-linked             Because your participation in quarterly increases
payment amount may be        in the value of the Russell 2000 Index is limited
less than the simple price   by the maximum quarterly performance amount of
return of the Russell 2000   1.10, or 10% per quarter, the return on your
Index                        investment in the MPS at maturity may be less than
                             the return you would have received if you had invested $10 in an investment linked to the Russell 2000 Index that measured the performance of the Russell 2000 Index by comparing only the closing value of the Russell 2000 Index at maturity with the closing value of the Russell
                             2000 Index on the day we first offer the MPS for initial sale to the public, which we refer to as the simple index price return. The amount of the discrepancy, if any, between the index-linked payment amount and simple index price return will depend on how often and by how much any quarterly performance amounts exceed 1.10, or 10%, during the 28 quarterly valuation periods over the term of the MPS.

                             Conversely, if the simple index price return over the term of the MPS is less than $11.47, the minimum payment amount of $11.47 per MPS will provide a higher return on your $10 investment than would an equal investment based directly on the Russell 2000 Index.

                             Please review the examples beginning on PS-6, under "Hypothetical Payouts on the MPS," which explain in more detail how the index-linked payment amount is calculated and how the return on your investment in the MPS may be more or less than the simple index price return.

                             You can review the historical values of the Russell 2000 Index for each calendar quarter in the period from January 1, 1998 through February 21, 2003 in the section of this pricing supplement called "Description of MPS--Historical Information." You should also review the historical quarterly percent change for the Russell 2000 Index as calculated for each calendar quarter in the period from January 1, 1979 through December 31, 2002 in Annex A to this pricing supplement. The payment of dividends on the stocks that underlie the Russell 2000 Index is not reflected in the level of the Russell 2000 Index and, therefore, has no effect on the calculation of the maturity redemption amount.

MS & Co. will be the         We have appointed our affiliate, Morgan Stanley &
calculation agent            Co. Incorporated, which we refer to as MS & Co.,
                             to act as calculation agent for JPMorgan Chase
                             Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the quarterly performance amounts and the index-linked payment amount.

The MPS will be treated      The MPS will be treated as "contingent payment
as contingent payment        debt instruments" for U.S. federal income tax
debt instruments for         purposes, as described in the section of this
U.S. federal income tax      pricing supplement called "Description of
purposes                     MPS--United States Federal Income Taxation." Under
                             this treatment, if you are a U.S. investor, you will generally be subject to annual income tax based on the comparable yield of the MPS even though you will not receive any stated interest payments on the MPS. In addition, any gain recognized by U.S. investors on the sale or exchange, or at maturity, of the MPS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of MPS--United States Federal
                             Income Taxation" and the section called "United
                             States Federal Taxation--Notes--Notes Linked to
                             Commodity Prices, Single Securities, Baskets of
                             Securities or Indices" in the accompanying prospectus supplement.

                             If you are a foreign investor, please read the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation."

                             You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the MPS.

Where you can find           The MPS are senior notes issued as part of our
more information on          Series C medium-term note program. You can find a
the MPS                      general description of our Series C medium-term
                             note program in the accompanying prospectus supplement dated June 11, 2002. We describe the basic features of this type of note in the sections of the prospectus supplement called
                             "Description of Notes--Floating Rate Notes" and
                             "--Notes Linked to Commodity Prices, Single
                             Securities, Baskets of Securities or Indices."

                             Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the MPS, you should read the "Description of MPS" section in this pricing supplement. You should also read about some of the risks involved in investing in MPS in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as MPS differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the MPS.

How to reach us              You may contact your local Morgan Stanley branch
                             office or our principal executive offices at 1585
                             Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                        HYPOTHETICAL PAYOUTS ON THE MPS

     The index-linked payment amount is based on the closing value of the Russell 2000 Index on the period valuation dates for each quarterly valuation period. Because the value of the Russell 2000 Index may be subject to significant fluctuations over the term of the MPS, it is not possible to present a chart or table illustrating a complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the closing value of the Russell 2000 Index on the amount payable to you at maturity. However, the Russell 2000 Index may not appreciate or depreciate over the term of the MPS in accordance with any of the trends depicted by the hypothetical examples below, and the size and frequency of any fluctuations in the value of the Russell 2000 Index over the term of the MPS, which we refer to as the volatility of the Russell 2000 Index, may be significantly different than the volatility of the Russell 2000 Index implied by any of the examples.

     The index-linked payment amount for each of the examples below is calculated using the following formula:

          Index-linked Payment  =  $10  x     (Product of each of the
                  Amount                   Quarterly Performance Amounts)

                  where,

                                               Russell 2000 Index value at end of
                                                    Quarterly Valuation Period
          Quarterly Performance = lesser of  ------------------------------------- and 1.10
                 Amount                      Russell 2000 Index value at start of
                                                 Quarterly Valuation Period

     Beginning on PS-8, we have provided examples of the hypothetical payouts on the MPS. Below is a simplified example to illustrate how the index-linked payment amount is calculated. For purposes of the following illustration, assume a hypothetical MPS with four quarterly valuation periods and an index with an initial value of 100.

     If the index closing value at the end of each quarterly valuation period is 103.36, 103.07, 114.77 and 103.21, respectively, the quarterly performance amount for each of the quarterly valuation periods would be as follows:

                         Index Value               Index Value                                            Quarterly
                    at start of Quarterly      at end of Quarterly                         Index         Performance
     Quarter          Valuation Period          Valuation Period                        Performance        Amount
   -----------      ---------------------      -------------------                      -----------      -----------
                                                                        103.36
   1st Quarter             100.00                    103.36             ------      =     1.03360          1.03360
                                                                        100.00

                                                                        103.07
   2nd Quarter             103.36                    103.07             ------      =     .99719           .99719
                                                                        103.36

                                                                        114.77                                       (lesser of
   3rd Quarter             103.07                    114.77             ------      =     1.11352           1.10     1.11352 and
                                                                        103.07                                          1.10)

                                                                        103.21
   4th Quarter             114.77                    103.21             ------      =     .89928           .89928
                                                                        114.77

     The index-linked payment amount equals $10 times the product of each of the quarterly performance amounts. Based on the quarterly performance amounts in the above example, the index-linked payment amount would be calculated as follows:

              $10 x (1.03360 x .99719 x 1.10 x .89928) = $10.19572

     The index-linked payment amount of $10.19572 represents an increase of 1.9572% above the issue price of the MPS. Because the quarterly performance amount for the quarterly valuation period ending in the third quarter was limited to 1.10, the return of the index-linked payment amount as a percentage of the issue price is less than the simple return of the index. The simple return of the index, which we refer to as the simple index price return, would measure the overall performance of the index by dividing the closing value of the index at the end of the final quarterly valuation period by the closing value of the index on the day we offer the MPS for initial sale to the public and would be calculated as follows:

                                    103.21
     Simple Index Price Return  =  --------  x  $10  =  $10.321
                                    100.00

     The simple index price return of $10.321 represents an increase of 3.2100% above a hypothetical $10 investment based on the simple index price return rather than the index-linked payment amount.

                                     * * *

The examples beginning on PS-8 are based on 28 quarterly valuation periods and the following terms and assume a Russell 2000 Index value equal to 100.00 at the start of the first quarterly valuation period:

o    Issue Price per MPS: $10.00

o    Minimum Payment Amount: $11.47

o Maximum Quarterly Performance Amount: 1.10 (equivalent to a quarterly return of the Russell 2000 Index of 10%).

     As you review the examples, please note that although the maximum quarterly performance amount for any quarter is 1.10 (equivalent to a quarterly return of the Russell 2000 Index of 10%), in measuring the index performance for the subsequent quarter we will use the actual value of the Russell 2000 Index at the start of the quarterly valuation period for that subsequent quarter rather than the index value that would have resulted from an increase of 10% in the level of the Russell 2000 Index during the previous quarter. For example, in Example 2, the Russell 2000 Index increases from 107 to 119 for the period beginning July 30, 2003 and ending October 30, 2003, resulting in a Russell 2000 Index performance of 1.11215 (equivalent to an increase in the Russell 2000 Index of 11.215% in that quarter) and a quarterly performance amount of 1.10. Consequently, in the subsequent quarter the Russell 2000 Index performance is measured using 119 as the starting value of the Russell 2000 Index for that subsequent quarter rather than 117.70, the index value that would have resulted from an increase of 10% in the level of the Russell 2000 Index during the previous quarter.

     Quarters which resulted in an increase in the level of the Russell 2000 Index of 10% or greater are indicated in bold typeface below.

                                       -------------------------------------------------------------
                                       Example 1
                                       Hypothetical Ending   Russell 2000 Index     MPS Quarterly
  Period Start         Period End          Index Value          Performance       Performance Amount
February 21, 2003     April 30. 2003           103                1.03000              1.03000
April 30, 2003         July 30, 2003           105                1.01942              1.01942
July 30, 2003       October 30, 2003           114                1.08571              1.08571
October 30, 2003    January 30, 2004           110                0.96491              0.96491
January 30, 2004      April 30, 2004           118                1.07273              1.07273
April 30, 2004         July 30, 2004           126                1.06780              1.06780
July 30, 2004       October 30, 2004           123                0.97619              0.97619
October 30, 2004    January 30, 2005           128                1.04065              1.04065
January 30, 2005      April 30, 2005           134                1.04688              1.04688
April 30, 2005         July 30, 2005           133                0.99254              0.99254
July 30, 2005       October 30, 2005           135                1.01504              1.01504
October 30, 2005    January 30, 2006           143                1.05926              1.05926
January 30, 2006      April 30, 2006           135                0.94406              0.94406
April 30, 2006         July 30, 2006           142                1.05185              1.05185
July 30, 2006       October 30, 2006           150                1.05634              1.05634
October 30, 2006    January 30, 2007           154                1.02667              1.02667
January 30, 2007      April 30, 2007           166                1.07792              1.07792
April 30, 2007         July 30, 2007           161                0.96988              0.96988
July 30, 2007       October 30, 2007           170                1.05590              1.05590
October 30, 2007    January 30, 2008           177                1.04118              1.04118
January 30, 2008      April 30, 2008           173                0.97740              0.97740
April 30, 2008         July 30, 2008           184                1.06358              1.06358
July 30, 2008       October 30, 2008           192                1.04348              1.04348
October 30, 2008    January 30, 2009           195                1.01563              1.01563
January 30, 2009      April 30, 2009           200                1.02564              1.02564
April 30, 2009         July 30, 2009           201                1.00500              1.00500
July 30, 2009       October 30, 2009           206                1.02488              1.02488
October 30, 2009    January 28, 2010           209                1.01456              1.01456
                                       -------------------------------------------------------------
                                                     Simple Index Price Return:         $20.90
                                                   Index-linked Payment Amount:         $20.90
                                                        Minimum Payment Amount:         $11.47
                                                    Maturity Redemption Amount:         $20.90
                                       -------------------------------------------------------------

                                       -------------------------------------------------------------
                                       Example 2
                                       Hypothetical Ending   Russell 2000 Index     MPS Quarterly
  Period Start         Period End          Index Value          Performance       Performance Amount
February 21, 2003     April 30. 2003           104                1.04000              1.04000
April 30, 2003         July 30, 2003           107                1.02885              1.02885
July 30, 2003       October 30, 2003           119                1.11215              1.10000
October 30, 2003    January 30, 2004           108                0.90756              0.90756
January 30, 2004      April 30, 2004           118                1.09259              1.09259
April 30, 2004         July 30, 2004           126                1.06780              1.06780
July 30, 2004       October 30, 2004           124                0.98413              0.98413
October 30, 2004    January 30, 2005           130                1.04839              1.04839
January 30, 2005      April 30, 2005           125                0.96154              0.96154
April 30, 2005         July 30, 2005           131                1.04800              1.04800
July 30, 2005       October 30, 2005           136                1.03817              1.03817
October 30, 2005    January 30, 2006           161                1.18382              1.10000
January 30, 2006      April 30, 2006           136                0.84472              0.84472
April 30, 2006         July 30, 2006           130                0.95588              0.95588
July 30, 2006       October 30, 2006           142                1.09231              1.09231
October 30, 2006    January 30, 2007           156                1.09859              1.09859
January 30, 2007      April 30, 2007           175                1.12179              1.10000
April 30, 2007         July 30, 2007           157                0.89714              0.89714
July 30, 2007       October 30, 2007           165                1.05096              1.05096
October 30, 2007    January 30, 2008           180                1.09091              1.09091
January 30, 2008      April 30, 2008           175                0.97222              0.97222
April 30, 2008         July 30, 2008           181                1.03429              1.03429
July 30, 2008       October 30, 2008           189                1.04420              1.04420
October 30, 2008    January 30, 2009           195                1.03175              1.03175
January 30, 2009      April 30, 2009           200                1.02564              1.02564
April 30, 2009         July 30, 2009           205                1.02500              1.02500
July 30, 2009       October 30, 2009           208                1.01463              1.01463
October 30, 2009    January 28, 2010           209                1.00481              1.00481
                                       -------------------------------------------------------------
                                                     Simple Index Price Return:         $20.90
                                                   Index-linked Payment Amount:         $18.83
                                                        Minimum Payment Amount:         $11.47
                                                    Maturity Redemption Amount:         $18.83
                                       -------------------------------------------------------------

                                       --------------------------------------------------------------
                                       Example 3
                                       Hypothetical Ending   Russell 2000 Index      MPS Quarterly
  Period Start         Period End          Index Value           Performance       Performance Amount
February 21, 2003     April 30. 2003           105                 1.05000              1.05000
April 30, 2003         July 30, 2003           111                 1.05714              1.05714
July 30, 2003       October 30, 2003           135                 1.21622              1.10000
October 30, 2003    January 30, 2004           125                 0.92593              0.92593
January 30, 2004      April 30, 2004           133                 1.06400              1.06400
April 30, 2004         July 30, 2004           157                 1.18045              1.10000
July 30, 2004       October 30, 2004           145                 0.92357              0.92357
October 30, 2004    January 30, 2005           142                 0.97931              0.97931
January 30, 2005      April 30, 2005           136                 0.95775              0.95775
April 30, 2005         July 30, 2005           159                 1.16912              1.10000
July 30, 2005       October 30, 2005           165                 1.03774              1.03774
October 30, 2005    January 30, 2006           188                 1.13939              1.10000
January 30, 2006      April 30, 2006           165                 0.87766              0.87766
April 30, 2006         July 30, 2006           158                 0.95758              0.95758
July 30, 2006       October 30, 2006           151                 0.95570              0.95570
October 30, 2006    January 30, 2007           161                 1.06623              1.06623
January 30, 2007      April 30, 2007           188                 1.16770              1.10000
April 30, 2007         July 30, 2007           192                 1.02128              1.02128
July 30, 2007       October 30, 2007           183                 0.95313              0.95313
October 30, 2007    January 30, 2008           177                 0.96721              0.96721
January 30, 2008      April 30, 2008           207                 1.16949              1.10000
April 30, 2008         July 30, 2008           188                 0.90821              0.90821
July 30, 2008       October 30, 2008           218                 1.15957              1.10000
October 30, 2008    January 30, 2009           195                 0.89450              0.89450
January 30, 2009      April 30, 2009           200                 1.02564              1.02564
April 30, 2009         July 30, 2009           202                 1.01000              1.01000
July 30, 2009       October 30, 2009           189                 0.93564              0.93564
October 30, 2009    January 28, 2010           209                 1.10582              1.10000
                                       --------------------------------------------------------------
                                                      Simple Index Price Return:         $20.90
                                                    Index-linked Payment Amount:         $13.38
                                                         Minimum Payment Amount:         $11.47
                                                     Maturity Redemption Amount:         $13.38
                                       --------------------------------------------------------------

     In Examples 1, 2 and 3, the value of the Russell 2000 Index increases 109% over the term of the MPS and ends above the initial value of 100. However, each example produces a different maturity redemption amount because the hypothetical performance of the Russell 2000 Index over the term of the MPS is different in each example.

o In Example 1, the quarterly performance amount in each quarterly valuation period never exceeds the 10% maximum quarterly performance amount of 1.10, and consequently, the index-linked payment amount of $20.90 equals the simple index price return of $20.90. The amount payable at maturity is the index-linked payment amount of $20.90, representing a 109% increase above the issue price.

o In Example 2, the value of the Russell 2000 Index increases more than 10% in the quarters ending October 30, 2003, January 30, 2006 and April 30, 2007, and the quarterly performance amount for each of those periods is limited to the maximum of 1.10. Any significant decrease in the value of the Russell 2000 Index (see, for example, the quarters ending April 30, 2006 and July 30, 2007) is not subject to a corresponding limit. Consequently, the index-linked payment amount of $18.83 is less than the simple index price return of $20.90. Therefore, although the Russell 2000 Index increases 109% over the term of the MPS, the amount payable at maturity of the MPS is the index-linked payment amount of $18.83, representing an 88.3% increase above the issue price.

o In Example 3, the value of the Russell 2000 Index increases more than 10% in the quarters ending October 30, 2003, July 30, 2004, July 30, 2005, January 30, 2006, April 30, 2007, April 30, 2008, October 30, 2008 and
     January 28, 2010, and the quarterly performance amount for each of those periods is limited to the maximum of 1.10. Any significant decrease in the value of the Russell 2000 Index (see, for example, the quarters ending April 30, 2006 and January 30, 2009) is not subject to a corresponding limit. Consequently, the index-linked payment amount of $13.38 is less than the simple index price return of $20.90. Therefore, although the Russell 2000 Index increases 109% over the term of the MPS, the amount payable at maturity of the MPS is the index-linked payment amount of $13.38, representing a 33.8% increase above the issue price.

                                       -------------------------------------------------------------
                                       Example 4
                                       Hypothetical Ending   Russell 2000 Index     MPS Quarterly
  Period Start         Period End          Index Value          Performance       Performance Amount
February 21, 2003     April 30, 2003           105                1.05000              1.05000
April 30, 2003         July 30, 2003           98                 0.93333              0.93333
July 30, 2003       October 30, 2003           93                 0.94898              0.94898
October 30, 2003    January 30, 2004           96                 1.03226              1.03226
January 30, 2004      April 30, 2004           90                 0.93750              0.93750
April 30, 2004         July 30, 2004           87                 0.96667              0.96667
July 30, 2004       October 30, 2004           88                 1.01149              1.01149
October 30, 2004    January 30, 2005           90                 1.02273              1.02273
January 30, 2005      April 30, 2005           87                 0.96667              0.96667
April 30, 2005         July 30, 2005           80                 0.91954              0.91954
July 30, 2005       October 30, 2005           81                 1.01250              1.01250
October 30, 2005    January 30, 2006           77                 0.95062              0.95062
January 30, 2006      April 30, 2006           78                 1.01299              1.01299
April 30, 2006         July 30, 2006           75                 0.96154              0.96154
July 30, 2006       October 30, 2006           82                 1.09333              1.09333
October 30, 2006    January 30, 2007           80                 0.97561              0.97561
January 30, 2007      April 30, 2007           82                 1.02500              1.02500
April 30, 2007         July 30, 2007           90                 1.09756              1.09756
July 30, 2007       October 30, 2007           87                 0.96667              0.96667
October 30, 2007    January 30, 2008           85                 0.97701              0.97701
January 30, 2008      April 30, 2008           81                 0.95294              0.95294
April 30, 2008         July 30, 2008           80                 0.98765              0.98765
July 30, 2008       October 30, 2008           78                 0.97500              0.97500
October 30, 2008    January 30, 2009           78                 1.00000              1.00000
January 30, 2009      April 30, 2009           82                 1.05128              1.05128
April 30, 2009         July 30, 2009           83                 1.01220              1.01220
July 30, 2009       October 30, 2009           80                 0.96386              0.96386
October 30, 2009    January 28, 2010           85                 1.06250              1.06250
                                       -------------------------------------------------------------
                                                     Simple Index Price Return:         $8.50
                                                   Index-linked Payment Amount:         $8.50
                                                        Minimum Payment Amount:         $11.47
                                                    Maturity Redemption Amount:         $11.47
                                       -------------------------------------------------------------

                                       -------------------------------------------------------------
                                       Example 5
                                       Hypothetical Ending   Russell 2000 Index     MPS Quarterly
  Period Start         Period End          Index Value          Performance       Performance Amount
February 21, 2003     April 30, 2003           102                1.02000              1.02000
April 30, 2003         July 30, 2003           110                1.07843              1.07843
July 30, 2003       October 30, 2003           113                1.02727              1.02727
October 30, 2003    January 30, 2004           132                1.16814              1.10000
January 30, 2004      April 30, 2004           141                1.06818              1.06818
April 30, 2004         July 30, 2004           145                1.02837              1.02837
July 30, 2004       October 30, 2004           164                1.13103              1.10000
October 30, 2004    January 30, 2005           163                0.99390              0.99390
January 30, 2005      April 30, 2005           152                0.93252              0.93252
April 30, 2005         July 30, 2005           183                1.20395              1.10000
July 30, 2005       October 30, 2005           192                1.04918              1.04918
October 30, 2005    January 30, 2006           205                1.06771              1.06771
January 30, 2006      April 30, 2006           191                0.93171              0.93171
April 30, 2006         July 30, 2006           219                1.14660              1.10000
July 30, 2006       October 30, 2006           223                1.01826              1.01826
October 30, 2006    January 30, 2007           217                0.97309              0.97309
January 30, 2007      April 30, 2007           214                0.98618              0.98618
April 30, 2007         July 30, 2007           197                0.92056              0.92056
July 30, 2007       October 30, 2007           173                0.87817              0.87817
October 30, 2007    January 30, 2008           183                1.05780              1.05780
January 30, 2008      April 30, 2008           155                0.84699              0.84699
April 30, 2008         July 30, 2008           171                1.10323              1.10000
July 30, 2008       October 30, 2008           171                1.00000              1.00000
October 30, 2008    January 30, 2009           148                0.86550              0.86550
January 30, 2009      April 30, 2009           122                0.82432              0.82432
April 30, 2009         July 30, 2009           132                1.08197              1.08197
July 30, 2009       October 30, 2009           128                0.96970              0.96970
October 30, 2009    January 28, 2010           125                0.97656              0.97656
                                       -------------------------------------------------------------
                                                     Simple Index Price Return:         $12.50
                                                   Index-linked Payment Amount:         $10.01
                                                        Minimum Payment Amount:         $11.47
                                                    Maturity Redemption Amount:         $11.47
                                       -------------------------------------------------------------


     In Example 4, the value of the Russell 2000 Index decreases over the term of the MPS and ends below the initial value of 100. The quarterly performance amount in each quarterly valuation period never exceeds the 10% maximum quarterly performance amount, and consequently, the index-linked payment amount of $8.50 equals the simple index price return of $8.50. Although the Russell 2000 Index decreases 15% over the term of the MPS, the amount payable at maturity of the MPS is the minimum payment amount of $11.47, representing a 14.7% increase above the issue price.

                                     * * *

     In Example 5, the value of the Russell 2000 Index increases over the term of the MPS and ends above the initial value of 100. The value of the Russell 2000 Index increases more than 10% in the quarters ending January 30, 2004, October 30, 2004, July 30, 2005, July 30, 2006 and July 30, 2008, and the
quarterly performance amount for each of those periods is limited to the maximum of 1.10. Any significant decrease in the value of the Russell 2000 Index (see, for example, the quarters ending October 30, 2007, April 30, 2008, January 30, 2009 and April 30, 2009) is not subject to a corresponding limit. Consequently, the index-linked payment amount of $10.01 is less than the simple index price return of $12.50. Therefore, although the Russell 2000 Index increases 25% over the term of the MPS, the amount payable at maturity of the MPS is the minimum payment amount of $11.47, representing only a 14.7% increase above the issue price.

                                  RISK FACTORS

     The MPS are not secured debt and, unlike ordinary debt securities, the MPS do not pay interest. Investing in the MPS is not equivalent to investing directly in the Russell 2000 Index. This section describes the most significant risks relating to the MPS. You should carefully consider whether the MPS are suited to your particular circumstances before you decide to purchase them.

MPS do not pay interest          The terms of the MPS differ from those of
like ordinary debt securities    ordinary debt securities in that we will not
                                 pay interest on the MPS. Because the
                                 index-linked payment amount due at maturity may be no greater than the minimum payment amount of $11.47, representing an effective yield to maturity of 2% per annum on the issu price of each MPS, the return on your investment in the MPS may be less than the amount that would be paid on an ordinary debte security. The return of only the minimum payment amount at maturity will not compensat you for the effects of inflation and other factors relating to the value of money over time. The MPS have been designed for investore who are willing to forego market floating interest payments on the MPS in exchange for the amount by which the index-linked payments amount or the minimum payment amount exceeds the principal amount of the MPS.

MPS may not                      There may be little or no secondary market for
be actively traded               the MPS. Although the MPS have been approved
                                 for listing on the American Stock Exchange
                                 LLC, which we refer to as the AMEX, it is not possible to predict whether the MPS will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the MPS, but it is not required to do so.

Market price of the MPS          Several factors, many of which are beyond our
will be influenced by many       control, will influence the value of the MPS,
unpredictable factors            including:


                                 o the value of the Russell 2000 Index at any time and on each of the specific period valuation dates

                                 o the volatility (frequency and magnitude of changes in value) of the Russell 2000 Index

                                 o  interest and yield rates in the market

                                 o  economic, financial, political and
                                    regulatory or judicial events that affect the securities underlying the Russell 2000 Index or stock markets generally and that may affect the value of the Russell 2000 Index on the specific period valuation dates

                                 o the time remaining to the maturity of the MPS

                                 o the dividend rate on the stocks underlying the Russell 2000 Index

                                 o  our creditworthiness

                                 Some or all of these factors will influence the price that you will receive if you sell your MPS prior to maturity. For example, you may have to sell your MPS at a substantial discount from the principal amount if market interest rates rise or if at the time of sale the index-linked payment amount calculated to that date is less than or equal to $10, indicating that the magnitude of the decreases in the value of the Russell 2000 Index during previous quarterly valuation periods is greater than the increases in the value of the Russell 2000 Index during previous quarterly valuation periods. Because of the compounding effect of previous quarterly performance amounts and the limited appreciation potential resulting from the maximum quarterly performance amount, the effect of several of these factors on the market price of the MPS, including the value of the Russell 2000 Index at the time of any such sale and the volatility of the Russell 2000 Index, will decrease over the term of the MPS.

                                 You cannot predict the future performance and volatility of the Russell 2000 Index based on its historical performance. We cannot guarantee that the quarterly performance of the Russell 2000 Index will result in an index-linked payment amount in excess of the minimum payment amount.

Investing in the MPS is not      Because the index-linked payment amount is
equivalent to investing in the   based on the compounded quarterly return of
Russell 2000 Index               the Russell 2000 Index on 28 period valuation
                                 dates during the term of the MPS and your participation in quarterly increases is limited to 10%, it is possible for the return on your investment in the MPS (the effective yield to maturity) to be substantially less than the return of the Russell 2000 Index over the term of the MPS. As demonstrated by Examples 2 and 3 under "Hypothetical Payouts on the MPS" above, an investment in the MPS may result in a payment at maturity that is less than the simple index price return. The amount of the discrepancy, if any, between the index-linked payment amount and simple index price return will depend on how often and by how much any quarterly performance amount exceeds 1.10, or 10%, during the 28 quarterly valuation periods over the term of the MPS.

                                 The maximum quarterly performance amount will operate to limit your participation in the increase in the value of the Russell 2000 Index during any quarterly valuation period to a maximum of 10%, while your exposure to any decline in the value of the Russell 2000 Index during any quarterly valuation period will not be limited. It is possible that increases in the value of the Russell 2000 Index during some quarterly valuation periods will be offset by declines in the value of the Russell 2000 Index during other quarterly valuation periods during the term of the MPS. However, because of the limits on your participation in quarterly increases in the value of the Russell 2000 Index resulting from the 10% maximum quarterly performance amount, it is possible that increases in the value of the Russell 2000 Index that would otherwise offset declines in the value of the Russell 2000 Index will not in fact do so. Consequently, as demonstrated in Example 5 above, it is possible that the index-linked payment amount may be less than $11.47 even if the Russell 2000 Index increases more than 14.7% over the term of the MPS. In that case, you would receive the minimum payment amount, which represents a return on your investment that is less than the simple index price return on the Russell 2000 Index.

                                 You can review the historical values of the Russell 2000 Index for each calendar quarter in the period from January 1, 1998 through February 21, 2003 in the section of this pricing supplement called "Description of MPS--Historical Information." You should also review the historical quarterly percent change for the Russell 2000 Index as calculated for each calendar quarter in the period from January 1, 1979 through December 31, 2002 in Annex A to this pricing supplement.

Adjustments to the               Frank Russell Company is responsible for
Russell 2000 Index could         calculating and maintaining the Russell 2000
adversely affect the             Index. You should not conclude that the
value of the MPS                 inclusion of a stock in the Russell 2000 Index
                                 is an investment recommendation by us of that stock. Frank Russell Company can add, delete or substitute the stocks underlying the Russell 2000 Index or make other methodological changes that could change the value of the Russell 2000 Index. Frank Russell
                                 Company may discontinue or suspend calculation or dissemination of the Russell 2000 Index.
                                 Any of these actions could adversely affect the value of the MPS.

                                 Frank Russell Company may discontinue or suspend calculation or publication of the Russell 2000 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued Russell 2000 Index. MS & Co. could have an economic interest that is different than that of investors in the MPS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If there is no appropriate successor index, at maturity the payout on the MPS will be an amount based on the closing prices of the stocks underlying the Russell 2000 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the Russell 2000 Index last in effect prior to discontinuance of the Russell 2000 Index.

You have no                      As an investor in the MPS, you will not have
shareholder rights               voting rights or rights to receive dividends
                                 or other distributions or any other rights with respect to the stocks that underlie the Russell 2000 Index.

Adverse economic interests       As calculation agent, our affiliate MS & Co.
of the calculation agent         will calculate the quarterly performance
and its affiliates may affect    amounts and the index-linked payment amount.
determinations                   Determinations made by MS&Co., in its capacity
                                 as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index value in the event of a discontinuance of the Russell 2000 Index, may affect the index-linked payment amount. See the sections of this pricing supplement called "Description of MPS--Market Disruption Event" and
                                 "--Discontinuance of the Russell 2000 Index;
                                 Alteration of Method of Calculation."

Hedging and trading activity     We expect that MS & Co. and other affiliates
by the calculation agent and     will carry out hedging activities related to
its affiliates could potentially the MPS (and possibly to other instruments
adversely affect the value of    linked to the Russell 2000 Index or its
the Russell 2000 Index           component stocks), including trading in the
                                 stocks underlying the Russell 2000 Index as well as in other instruments related to the Russell 2000 Index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the Russell 2000 Index and other financial instruments related to the Russell
                                 2000 Index on a regular basis as part of their general broker-dealer businesses. Any of these hedging or trading activities could potentially affect the value of the Russell
                                 2000 Index and, accordingly, could affect the payout to you on the MPS.

The MPS will be treated          You should also consider the U.S. federal
as contingent payment            income tax consequences of investing in the
debt instruments for             MPS. The MPS will be treated as "contingent
U.S. federal income tax          payment debt instruments" for U.S. federal
purposes                         income tax purposes, as described in the
                                 section of this pricing supplement called
                                 "Description of MPS--United States Federal
                                 Income Taxation." Under this treatment, if you are a U.S. investor, you will generally be subject to annual income tax based on the comparable yield of the MPS even though you will not receive any stated interest payments on the MPS. In addition, any gain recognized by U.S.
                                 investors on the sale or exchange, or at maturity, of the MPS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                                 "Description of MPS--United States Federal
                                 Income Taxation" and the section called
                                 "United States Federal Taxation--Notes--Notes
                                 Linked to Commodity Prices, Single Securities,
                                 Baskets of Securities or Indices" in the accompanying prospectus supplement.

                                 If you are a foreign investor, please read the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation."

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the MPS.

                               DESCRIPTION OF MPS

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "MPS" refers to each $10 principal amount of any of our MPS due February 1, 2010 Linked to the Russell 2000 Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.).

Principal Amount.............    $88,500,000

Original Issue Date
(Settlement Date)............    February 26, 2003

Maturity Date................    February 1, 2010, subject to extension in the
                                 event of a Market Disruption Event on the final Period Valuation Date for calculating the Index-linked Payment Amount.

                                 If, due to a Market Disruption Event or
                                 otherwise, the final Period Valuation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Period Valuation Date as postponed.
                                 See "--Period Valuation Dates" below.

Specified Currency...........    U.S. dollars

CUSIP........................    61744Y165

Minimum Denominations........    $10

Issue Price..................    $10 (100%)

Interest Rate................    None

Maturity Redemption Amount...    At maturity, you will receive for each MPS
                                 the Maturity Redemption Amount, equal to the greater of (i) the Index-linked Payment
                                 Amount and (ii) the Minimum Payment Amount.

                                 We shall, or shall cause the Calculation
                                 Agent to (i) provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary, which we refer to as DTC, of the Maturity Redemption Amount, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date) and (ii) deliver the aggregate cash amount due with respect to the MPS to the Trustee for delivery to DTC, as holder of the MPS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Discontinuance of the Russell 2000 Index; Alteration of Method of Calculation" and "--Book-Entry" below, and see "The Depositary" in the accompanying prospectus supplement.

Minimum Payment Amount.......    $11.47

Index-linked Payment Amount..    The Index-linked Payment Amount is equal to
                                 (i) $10 times (ii) the product of the
                                 Quarterly Performance Amounts for each
                                 Quarterly Valuation Period over the term of the MPS.

Quarterly Performance Amount.    With respect to any Quarterly Valuation
                                 Period, the Quarterly Performance Amount will be equal to the lesser of (i) 1.10 and (ii) a fraction, the numerator of which will be the Index Value on the Period Valuation Date at the end of such Quarterly Valuation Period and the denominator of which will be the Index Value on the Period Valuation Date at the beginning of such Quarterly Valuation
                                 Period, provided that for the first Quarterly
                                 Valuation Period, the denominator will be 364.36, the Index Value on the day we offer the MPS for initial sale to the public.

Quarterly Valuation Periods..    Each period from and including a Period
                                 Valuation Date to and including the
                                 immediately subsequent Period Valuation Date;
                                 provided that the first Quarterly Valuation
                                 Period will begin on the day we offer the MPS for initial sale to the public. The first
                                 Quarterly Valuation Period will be shorter than one calendar quarter.

Period Valuation Dates.......    The Period Valuation Dates will be (i) the
                                 30th of each January, April, July and
                                 October, beginning April 2003 to and including
                                 October 2009, and (ii) January 28, 2010, in each such case subject to adjustment if such date is not a Trading Day or if a Market
                                 Disruption Event occurs on such date as
                                 described in the two following paragraphs.

                                 If any scheduled Period Valuation Date
                                 occurring from and including April 2003 to and including October 2009 is not a Trading Day or if a Market Disruption Event occurs on any such date, such Period Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event occurs on any of the scheduled Period Valuation Dates occurring from and including April 2003 to and including October 2009 and on each of the five Trading Days immediately succeeding that scheduled Period Valuation Date, then (i) such fifth succeeding Trading Day will be deemed to be the relevant Period Valuation Date, notwithstanding the occurrence of a Market Disruption Event on such day, and (ii) with respect to any such fifth Trading Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the Russell 2000 Index on such fifth Trading Day in accordance with the formula for calculating the value of the Russell 2000 Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the Russell 2000 Index.

                                 If January 28, 2010 (the final Period
                                 Valuation Date) is not a Trading Day or if there is a Market Disruption Event on such day, the final Period Valuation Date will be the immediately succeeding

                                 Trading Day during which no Market Disruption Event shall have occurred.

Index Value..................    The Index Value on any Trading Day will equal
                                 the official closing value of the Russell
                                 2000 Index or any Successor Index (as defined under "--Discontinuance of the Russell 2000
                                 Index; Alteration of Method of Calculation" below) published following the close of the principal trading sessions of the New York
                                 Stock Exchange (the "NYSE"), the AMEX and the
                                 Nasdaq National Market on that Trading Day.
                                 In certain circumstances, the Index Value will be based on the alternate calculation of the Russell 2000 Index described under "--Discontinuance of the Russell 2000 Index;
                                 Alteration of Method of Calculation."

Trading Day..................    A day, as determined by the Calculation
                                 Agent, on which trading is generally
                                 conducted on the NYSE, the AMEX, the Nasdaq
                                 National Market, the Chicago Mercantile
                                 Exchange and the Chicago Board of Options
                                 Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note............    Book Entry. The MPS will be issued in the form
                                 of one or more fully registered global
                                 securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC will be the only registered holder of the MPS. Your beneficial interest in the MPS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC upon instructions from its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the MPS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of
                                 Securities--Global Securities--Registered
                                 Global Securities" in the accompanying
                                 prospectus.

Senior Note or
Subordinated Note ...........    Senior

Trustee......................    JPMorgan Chase Bank (formerly known as The
                                 Chase Manhattan Bank)

Agent........................    Morgan Stanley & Co. Incorporated and its
                                 successors ("MS & Co.")

Market Disruption Event......    "Market Disruption Event" means, with respect
                                 to the Russell 2000 Index, the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Russell 2000 Index (or the Successor Index) on the Relevant Exchanges for such securities for the same period of trading longer than two hours or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Russell 2000 Index (or the Successor
                                 Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major
                                 U.S. securities market for trading in futures or options contracts or exchange traded funds related to the Russell 2000 Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                                 For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Russell 2000 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Russell 2000 Index shall be based on a comparison of (x) the portion of the level of the Russell 2000 Index attributable to that security relative to (y) the overall level of the Russell 2000 Index, in each case immediately before that suspension or limitation.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Russell 2000 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Russell 2000 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the Russell 2000 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange............    "Relevant Exchange" means the primary U.S.
                                 organized exchange or market of trading for any security then included in the Russell
                                 2000 Index or any Successor Index.

Alternate Exchange
Calculation in Case of
an Event of Default .........    In case an event of default with respect to
                                 the MPS shall have occurred and be continuing, the amount declared due and payable for each MPS upon any acceleration of the MPS will be equal to the Maturity Redemption Amount determined as though the Index Value for any Period Valuation Date scheduled to occur on or after such date of acceleration were the Index
                                 Value on the date of acceleration. Therefore, the Quarterly Performance Amount for the then current Quarterly Valuation Period would be equal to the Index Value on the date of acceleration divided by the Index Value on the Period Valuation Date at the beginning of such Quarterly Valuation Period, and the Quarterly
                                 Performance Amount for each remaining
                                 Quarterly Valuation Period would be equal to 1.

                                 If the maturity of the MPS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Maturity Redemption Amount and the aggregate cash amount due with respect to the MPS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent............    MS & Co.

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                 All calculations with respect to the
                                 Index-linked Payment Amount and the Quarterly Performance Amount will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per MPS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of MPS will be rounded to the nearest cent, with one-half cent rounded upward.

                                 Because the Calculation Agent is our
                                 affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the MPS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Value, the Index-linked Payment Amount, the Quarterly Performance Amount or whether a Market Disruption Event has occurred. See "--Discontinuance of the Russell 2000 Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Russell 2000 Index...........    We have derived all information contained in
                                 this pricing supplement  regarding the
                                 Russell 2000 Index, including, without
                                 limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Frank Russell Company. The Russell
                                 2000 Index was developed by Frank Russell
                                 Company and is calculated, maintained and published by Frank Russell Company. We make no representation or warranty as to the accuracy or completeness of such information.

                                 The Russell 2000 Index is an index calculated, published and disseminated by Frank Russell Company, and measures the composite price performance of stocks of 2,000 companies domiciled in the U.S. and its territories. All 2,000 stocks are traded on either the NYSE, the AMEX or the Nasdaq National Market and form a part of the Russell 3000([Registered]) Index. The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

                                 The Russell 2000 Index consists of the
                                 smallest 2,000 companies included in the Russell 3000 Index and represents approximately 8% of the total market capitalization of the Russell 3000 Index. The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

                                 Selection of Stocks Underlying the Russell
                                 2000 Index. Only common stocks belonging to corporations domiciled in the U.S. and its territories are eligible for inclusion in the Russell 3000 Index and the Russell 2000 Index. Stocks traded on U.S. exchanges but domiciled in other countries are excluded. Preferred and convertible preferred stock, redeemable shares, participating preferred stock, paired shares, warrants and rights are also excluded. Trust receipts, Royalty Trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed- end mutual funds and limited partnerships that are traded on U.S. exchanges are also ineligible for inclusion. Real Estate Investment Trusts and Beneficial Trusts are, however, eligible for inclusion.

                                 In general, only one class of securities of a company is allowed in the Russell 2000 Index, although exceptions to this general rule have been made where Frank Russell Company has determined that each class of securities acts independently of the other. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000 Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

                                 The primary criteria used to determine the initial list of securities eligible for the Russell 3000 Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. Based on closing values on May 31 of each year, Frank Russell Company reconstitutes the composition of the Russell 3000 Index using the then existing market capitalizations of eligible companies. As of June 30 of each year, the Russell 2000 Index is adjusted to reflect the reconstitution of the Russell 3000 Index for that year. Real-time dissemination of the Russell 2000 Index began on January 1, 1987.

                                 Capitalization Adjustments. As a
                                 capitalization-weighted index, the Russell
                                 2000 Index reflects changes in the
                                 capitalization, or market value, of the
                                 component stocks relative to the
                                 capitalization on a base date. The current
                                 Russell 2000 Index value is calculated by adding the market values of the Russell 2000 Index's component stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the "adjusted" capitalization of the Russell 2000 Index on the base date of December 31, 1986. To calculate the Russell 2000 Index, last sale prices will be used for exchange-traded and NASDAQ stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000 Index. In order to provide continuity for the Russell 2000 Index's value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings and other capitalization changes.

                                 Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in Securities and Exchange Commission (the "Commission") filings. Other sources are used in cases of missing or questionable data.

                                 The following types of shares are considered unavailable for the purposes of capitalization determinations:

                                 o   ESOP or LESOP shares - corporations that
                                    have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

                                 o Corporate cross-owned shares - when shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

                                 o Large private and corporate shares - large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together, or a corporation not in the index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies not in the index, partnerships, insurance companies not in the index, mutual funds, banks not in the index or venture capitals; and

                                 o Unlisted share classes - classes of common stock that are not traded on a U.S. securities exchange or the Nasdaq National Market.

                                 Corporate Actions Affecting the Russell 2000
                                 Index. The following summarizes the types of Russell 2000 Index maintenance adjustments and indicates whether or not an index adjustment is required.

                                 o   "No Replacement" Rule - Securities that
                                     leave the Russell 2000 Index, between
                                     reconstitution dates, for any reason
                                     (e.g., mergers, acquisitions or other
                                     similar corporate activity) are not
                                     replaced. Thus, the number of securities in the Russell 2000 Index over the past year will fluctuate according to corporate activity.

                                 o   Rule for Deletions - When a stock is a
                                     acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the index at the close on the effective date or when the stock is no longer trading on the exchange.


                                     When acquisitions or mergers take place
                                     within the Russell 2000 Index, the stock's capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e., Russell 3000 or Russell 1000), the shares for the acquiring stock were not adjusted until month end.

                                 o   Deleted Stocks - Effective on January 1,
                                     2002, when deleting stocks from the
                                     Russell 2000 Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange.
                                     Exceptions: there may be corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

                                 o   Rule for Additions - The only additions
                                     between reconstitution dates are as a
                                     result of spin-offs. Spin-off companies
                                     are added to the parent company's index
                                     and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000 Index at the latest reconstitution.

                                 Updates to Share Capital Affecting the Russell 2000 Index. Each month, the Russell 2000 Index is updated for changes to shares outstanding as companies report changes in share capital to the Commission. Effective April 30, 2002 only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell 2000 Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

Discontinuance of the
 Russell 2000 Index;
 Alteration of Method
 of Calculation .............    If Frank Russell Company discontinues
                                 publication of the Russell 2000 Index and Frank Russell Company or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Russell 2000 Index (such index being referred to herein as a "Successor
                                 Index"), then any subsequent Index Value will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the NYSE, the AMEX, the Nasdaq National
                                 Market or the relevant exchange or market for the Successor Index on the date that any Index
                                 Value is to be determined.

                                 Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the MPS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as beneficial owner of the MPS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                 If Frank Russell Company discontinues
                                 publication of the Russell 2000 Index prior to, and such discontinuance is continuing on, any Period Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Value for such date. The Index Value will be computed by the Calculation Agent in accordance with the formula for calculating the Russell 2000 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising the Russell 2000 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Russell 2000 Index may adversely affect the value of the MPS.

                                 If at any time the method of calculating the Russell 2000 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Russell 2000 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Russell 2000 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Russell 2000 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Value and the Index-linked Payment Amount with reference to the Russell 2000 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Russell 2000 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Russell 2000 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information.......    The following table sets forth the high and
                                 low Index Values, as well as end-of-quarter
                                 Index Values, of the Russell 2000 Index for each quarter in the period from January 1, 1998 through February 21, 2003. The Index
                                 Value on February 21, 2003 was 364.36. We obtained the information in the table below from Bloomberg Financial Markets, and we believe such information to be accurate.

                                 The historical values of the Russell 2000
                                 Index should not be taken as an indication of future performance or future volatility, and no assurance can be given as to the level of the Russell 2000 Index on any Period Valuation Date. We cannot give you any assurance that the performance of the Russell 2000 Index will result in an Index-linked Payment Amount in excess of $11.47.

                                                          High        Low        Period End
                                                         ------      ------      ----------
                                 1998:
                                     First Quarter       480.68      410.88        480.68
                                    Second Quarter       491.41      433.86        457.39
                                     Third Quarter       463.64      337.95        363.59
                                    Fourth Quarter       421.96      310.28        421.96
                                 1999:
                                     First Quarter       433.13      383.37        397.63
                                    Second Quarter       457.68      397.77        457.68
                                     Third Quarter       465.80      417.09        427.30
                                    Fourth Quarter       504.75      408.90        504.75
                                 2000:
                                     First Quarter       606.05      475.34        539.09
                                   Second Quarter        542.99      453.72        517.23
                                     Third Quarter       545.18      490.22        521.37
                                    Fourth Quarter       511.67      443.80        483.53
                                 2001:
                                     First Quarter       511.66      432.80        450.53
                                   Second Quarter        517.23      425.74        512.80
                                     Third Quarter       498.19      378.89        404.87
                                    Fourth Quarter       493.62      397.60        488.50
                                 2002:
                                     First Quarter       506.46      458.40        506.46
                                   Second Quarter        522.95      452.45        462.65
                                     Third Quarter       447.73      356.58        362.27
                                    Fourth Quarter       410.24      327.04        383.09
                                 2003:
                                     First Quarter
                                     (through
                                     February 21,
                                     2003)               398.45      354.77        364.36

                                 You should also review the historical
                                 quarterly performance of the Russell 2000
                                 Index for each calendar quarter in the period from January 1, 1979 through December 31, 2002 in Annex A to this pricing supplement.

Use of Proceeds and Hedging..    The net proceeds we receive from the sale of
                                 the MPS will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the MPS. See also "Use of Proceeds" in the accompanying prospectus.

                                 On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the MPS by taking positions in exchange traded funds on the Russell 2000 Index. Purchase activity could potentially have increased the value of the Russell 2000 Index, and therefore effectively have increased the level of the Russell 2000 Index that must prevail on the Period Valuation Dates in order for you to receive at maturity a payment per MPS that exceeds the Minimum Payment Amount. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the MPS, including on the Period Valuation Dates, by purchasing and selling the stocks underlying the Russell 2000 Index, futures or options contracts or exchange traded funds on the Russell 2000 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling all or part of our hedge position on one or more Period Valuation Dates. Although we have no reason to believe that our hedging activity has had, or will in the future have, a material impact on the value of the Russell 2000 Index, we cannot give any assurance that we will not affect such value as a result of our hedging activities.

Supplemental Information
Concerning Plan of
Distribution.................    Under the terms and subject to conditions
                                 contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of MPS set forth on the cover of this pricing supplement. The Agent proposes initially to offer the MPS directly to the public at the public offering price set forth on the cover page of this pricing supplement;
                                 provided that the price will be $9.80 per MPS for purchasers of 100,000 or more MPS in any single transaction, subject to the holding period requirements described below. The Agent may allow a concession not in excess of 3.5% of the principal amount of the MPS to other dealers, which may include Morgan Stanley &
                                 Co. International Limited. We expect to
                                 deliver the MPS against payment therefor in New York, New York on February 26, 2003. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

                                 Where an investor purchases 100,000 or more
                                 MPS in a single transaction at the reduced price, approximately 98% of the MPS purchased by the investor (the "Delivered MPS") will be delivered on the Settlement Date. The balance of approximately 2% of the MPS (the "Escrowed MPS") purchased by the investor will be held in escrow at MS & Co. for the benefit of the investor and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered MPS have held all of the Delivered MPS for 30 calendar days following the Original Issue Date or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered MPS fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed MPS will be forfeited by the investor and not delivered to it. The Escrowed MPS will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per MPS for such investors to 100% of the principal amount of the MPS. Should investors who are subject to the holding period requirement sell their MPS once the holding period is no longer applicable, the market price of the MPS may be adversely affected. See also "Plan of Distribution" in the accompanying prospectus supplement.

                                 In order to facilitate the offering of the MPS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the MPS. Specifically, the Agent may sell more MPS than it is obligated to purchase in connection with the offering, creating a naked short position in the MPS for its own account. The Agent must close out any naked short position by purchasing the MPS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the MPS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, MPS in the open market to stabilize the price of the MPS. Any of these activities may raise or maintain the market price of the MPS above independent market levels or prevent or retard a decline in the market price of the MPS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

                                 No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the MPS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the MPS in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the MPS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the MPS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                 The Agent has represented and agreed, and any dealer through which we may offer the MPS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the MPS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the MPS under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the MPS. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

License Agreement between
Frank Russell Company and
Morgan Stanley ..............    Frank Russell Company and Morgan Stanley have
                                 entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell 2000 Index, which is owned and published by Frank Russell Company, in connection with securities, including the MPS.

                                 The license agreement between Frank Russell
                                 Company and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                                 The MPS are not sponsored, endorsed, sold or promoted by Frank Russell Company ("Russell"). Russell makes no representation or warranty, express or implied, to the owners of the MPS or any member of the public regarding the advisability of investing in securities generally or in the MPS particularly or the ability of the Russell 2000 Index to track general stock market performance or a segment of the same. Russell's publication of the Russell 2000 Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000 Index is based. Russell's only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of Russell and of the Russell 2000 Index, which is determined, composed and calculated by Russell without regard to Morgan Stanley or the MPS. Russell is not responsible for and has not reviewed the MPS nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the MPS.

                                 RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, INVESTORS, OWNERS OF THE MPS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                 The "Russell 2000(R) Index" is a trademark of Russell, and has been licensed for use by Morgan Stanley. The MPS are not sponsored, endorsed, sold or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the MPS.

ERISA Matters for Pension
Plans and Insurance
Companies....................    Each fiduciary of a pension, profit-sharing or
                                 other employee benefit plan subject to the Employee Retirement Income Security Act of
                                 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the MPS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                 In addition, we and certain of our
                                 subsidiaries and affiliates, including MS &
                                 Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Unless an exemption applies, prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the MPS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider.

                                 We have obtained from the Department of Labor an exemption from the prohibited transaction rules that will in most cases cover the purchase and holding of MPS by a Plan for whom we or one of our affiliates is a service provider. In order for this exemption to apply, the decision to invest in the MPS must be made by a Plan fiduciary, or a Plan participant (in the case of Plans that provide for participant-directed investments), who is independent from us and from our affiliates. At the time of a Plan's acquisition of any MPS, no more than 15% of the Plan's assets should be invested in MPS.

                                 The exemption described above was issued by the Department of Labor pursuant to its "Expedited Exemption Procedure" under Prohibited Transaction Class Exemption 96-62. Copies of both the proposed and final exemption are available from us upon request. Purchasers of the MPS have exclusive responsibility for ensuring that their purchase and holding of the MPS do not violate the prohibited transaction or other rules of ERISA or the Code.

United States Federal
Income Taxation .............    The following summary is based on the opinion
                                 of Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S. federal tax consequences to initial investors of the MPS purchasing the MPS at the Issue Price, who will hold the MPS as capital assets within the meaning of
                                 Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed
                                 Treasury Regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to an investor in light of its particular circumstances or to investors that are subject to special rules, such as:

                                 o   certain financial institutions;
                                 o   dealers in securities or foreign
                                     currencies;
                                 o   investors holding notes as part of a
                                     hedge;
                                 o   U.S. Holders, as defined below, whose
                                     functional currency is not the U.S.
                                     dollar;
                                 o   partnerships;
                                 o   nonresident alien individuals who have
                                     lost their United States citizenship or
                                     who have ceased to be taxed as United
                                     States resident aliens;
                                 o corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies;
                                 o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax; and
                                 o Non-U.S. Holders for whom income or gain in respect of an MPS are effectively connected with a trade or business in the United States.

                                 If you are considering the purchase of MPS, you are urged to consult your tax advisors with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                 U.S. Holders

                                 This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the MPS. As used herein, the term "U.S. Holder" means a beneficial owner of an MPS that is for U.S. federal income tax purposes:

                                 o   a citizen or resident of the United
                                     States;
                                 o a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or
                                 o   an estate or trust the income of which is
                                     subject to U.S. federal income taxation
                                     regardless of its source.

                                 The MPS will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussion under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" in the accompanying prospectus supplement for a full description of the U.S. federal income tax consequences of ownership and disposition of a contingent payment debt instrument.

                                 In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the MPS on a constant yield basis in each year that they hold the MPS, despite the fact that no stated interest will actually be paid on the MPS. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, even though no cash is paid on the MPS from which to pay such taxes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the MPS will generally be treated as ordinary income.

                                 The rate of accrual of OID on the MPS is the yield at which we would issue a fixed rate debt instrument with terms similar to those of the MPS (our "comparable yield") and is determined at the time of the issuance of the MPS. We have determined that the "comparable yield" is an annual rate of 4.55% compounded annually. Based on our determination of the comparable yield, the "projected payment schedule" for a MPS (assuming an issue price of $10) consists of a projected amount equal to $13.6137 due at maturity.

                                 The following table states the amount of OID that will be deemed to have accrued with respect to a MPS during each accrual period, based upon our determination of the comparable yield and the projected payment schedule:

                                                                                          TOTAL OID
                                                                           OID            DEEMED TO
                                                                        DEEMED TO       HAVE ACCRUED
                                                                         ACCRUE         FROM ORIGINAL
                                                                         DURING        ISSUE DATE (PER
                                                                         ACCRUAL       MPS) AS OF END
                                                                       PERIOD (PER       OF ACCRUAL
                                          ACCRUAL PERIOD                   MPS)             PERIOD
                                          --------------               -----------     ---------------
                                 Original Issue Date through
                                   December 31, 2003                   $    0.3841     $        0.3841
                                 January 1, 2004 through
                                   December 31, 2004                   $    0.4723     $        0.8564
                                 January 1, 2005 through
                                   December 31, 2005                   $    0.4938     $        1.3502
                                 January 1, 2006 through
                                   December 31, 2006                   $    0.5163     $        1.8665
                                 January 1, 2007 through
                                   December 31, 2007                   $    0.5398     $        2.4063
                                 January 1, 2008 through
                                   December 31, 2008                   $    0.5643     $        2.9706
                                 January 1, 2009 through
                                   December 31, 2009                   $    0.5900     $        3.5606
                                 January 1, 2010 through
                                   February 1, 2010                    $    0.0531     $        3.6137

                                 The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the MPS, and we make no representation regarding the actual amounts of payments on a MPS.

                                 Non-U.S. Holders

                                 This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of an MPS that is for U.S. federal income tax purposes:

                                 o   a nonresident alien individual;
                                 o   a foreign corporation; or
                                 o   a foreign trust or estate.

                                 Tax Treatment upon Maturity, Sale, Exchange or Disposition of an MPS. Subject to the discussion below concerning backup withholding, payments on an MPS by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of an MPS, will not be subject to U.S. federal income or withholding tax, provided that:

                                 o   such Non-U.S. Holder does not own,
                                     actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code;
                                 o   the certification required by Section
                                     871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below; and
                                 o such Non-U.S. Holder is not an individual who has a "tax home" (as defined in Section 911(d)(3) of the Code) or an office or other fixed place of business in the United States.

                                 Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the MPS that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of an MPS certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your tax advisor regarding the reporting requirements, including reporting requirements for foreign partnerships and their partners.

                                 Estate Tax. Under Section 2105(b) of the Code, an MPS held by an individual who is not a citizen or resident of the United States at the time of his or her death will not be subject to U.S. federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and, at the time of such individual's death, payments with respect to such MPS would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

                                 Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payments on the MPS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. The Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Annex A
              Historical Russell 2000 Index Quarterly Performance
                        (January 1979 to December 2002)

The following table sets forth the index value for the Russell 2000 Index at the end of each calendar quarter from March 1979 through December 2002 and the index percent change over each quarter. The Russell 2000 Index value at the beginning of the quarter ending March 1979 was 40.52. You cannot predict the future performance of the Russell 2000 Index based on its historical performance, and no assurance can be given as to the level of the Russell 2000 Index on any period closing date or at the maturity of the MPS. The results produced by the Russell 2000 Index for these periods are not necessarily indicative of the results for any other historical period. Quarters which resulted in an increase in the level of the Russell 2000 Index of 10% or greater are indicated in bold typeface below.

-------------------------------------------------------------------------------------------------------------------------------
                  Russell                                    Russell                                    Russell
   Quarter       2000 Index   Percentage      Quarter       2000 Index   Percentage      Quarter       2000 Index   Percentage
    Ending         Value        Change         Ending         Value        Change         Ending         Value        Change
-------------------------------------------------------------------------------------------------------------------------------
March 1979         46.94       15.84%      September 1985     112.65       -4.84%     March 1992         203.69       7.24%
June 1979          49.62        5.71%      December 1985      129.87       15.29%     June 1992          188.64       -7.39%
September 1979     54.68        10.20%     March 1986         147.63       13.68%     September 1992     192.92       2.27%
December 1979      55.91        2.25%      June 1986          154.23       4.47%      December 1992      221.01       14.56%
March 1980         48.27       -13.66%     September 1986     134.73      -12.64%     March 1993         229.21       3.71%
June 1980          57.47        19.06%     December 1986      135.00       0.20%      June 1993          233.35       1.81%
September 1980     69.94        21.70%     March 1987         166.79       23.55%     September 1993     252.95       8.40%
December 1980      74.80        6.95%      June 1987          164.75       -1.22%     December 1993      258.59       2.23%
March 1981         80.25        7.29%      September 1987     170.81       3.68%      March 1994         251.06       -2.91%
June 1981          82.56        2.88%      December 1987      120.42      -29.50%     June 1994          240.29       -4.29%
September 1981     67.55       -18.18%     March 1988         142.15       18.05%     September 1994     256.12       6.59%
December 1981      73.67        9.06%      June 1988          151.30       6.44%      December 1994      250.36       -2.25%
March 1982         66.21       -10.13%     September 1988     149.09       -1.46%     March 1995         260.77       4.16%
June 1982          64.67        -2.33%     December 1988      147.36       1.17%      June 1995          283.63       8.77%
September 1982     70.84        9.54%      March 1989         157.9        7.15%      September 1995     310.38       9.43%
December 1982      88.90        25.49%     June 1989          167.43       6.04%      December 1995      315.97       1.80%
March 1983         103.77       16.73%     September 1989     178.21       6.44%      March 1996         330.77       4.68%
June 1983          124.17       19.66%     December 1989      168.31       -5.56%     June 1996          346.61       4.79%
September 1983     117.43       -5.43%     March 1990         163.64       -2.77%     September 1996     346.39       -0.06%
December 1983      112.27       -4.39%     June 1990          169.12       3.35%      December 1996      362.61       4.68%
March 1984         104.10       -7.28%     September 1990     126.74      -25.06%     March 1997         342.56       -5.53%
June 1984          100.30       -3.65%     December 1990      132.2        4.31%      June 1997          396.37       15.71%
September 1984     105.17       4.86%      March 1991         171.01       29.36%     September 1997     453.82       14.49%
December 1984      101.49       -3.50%     June 1991          167.61       -1.99%     December 1997      437.02       -3.70%
March 1985         114.92       13.23%     September 1991     180.16       7.49%      March 1998         480.68       9.99%
June 1985          118.38       3.01%      December 1991      189.94       5.43%      June 1998          457.39       -4.85%
-------------------------------------------------------------------------------------------------------------------------------




----------------------------------------------
                     Russell
       Quarter     2000 Index     Percentage
        Ending        Value         Change
----------------------------------------------
September 1998       363.59        -20.51%
December 1998        421.96         16.05%
March 1999           397.63         -5.77%
June 1999            457.68         15.10%
September 1999       427.30         -6.64%
December 1999        504.75         18.13%
March 2000           539.09          6.80%
June 2000            517.23         -4.05%
September 2000       521.37          0.80%
December 2000        483.53         -7.26%
March 2001           450.53         -6.82%
June 2001            512.80         13.82%
September 2001       404.87         -21.05%
December 2001        488.50         20.66%
March 2002           506.46          3.68%
June 2002            462.65         -8.65%
September 2002       362.27         -21.70%
December 2002        383.09          5.75%
----------------------------------------------
----------------------------------------------
Total Periods                           96

Total Periods with a quarterly
  increase greater than 10%             21
----------------------------------------------


                                      A-1